Exhibit 99

BLACK HILLS CORPORATION REPORTS THIRD QUARTER 2005 RESULTS

RAPID CITY, SD—November 9, 2005—Black Hills Corporation (NYSE: BKH) today announced financial results for the third quarter of 2005. For the three months ended September 30, 2005, net loss was $(23.9) million, or $(0.73) per share, compared to net income of $17.1 million, or $0.52 per share for the same period ended September 30, 2004. For the nine months ended September 30, 2005, net income was $6.6 million, or $0.20 per share, compared to $ 38.2 million, or $1.17 per share for the same period ended September 30, 2004.

        Loss from continuing operations for the three months ended September 30, 2005 was $(23.7) million, or $(0.72) per share, compared to income of $18.6 million, or $0.56 per share for the same period in 2004. For the nine months ended September 30, 2005, income from continuing operations was $9.1 million, or $0.27 per share, compared to $40.1 million, or $1.22 per share for the same period ended September 30, 2004. Compared to the third quarter of 2004, income from continuing operations in the third quarter of 2005 was primarily affected by the following factors:

•	a $31.8 million, or $0.96 per share, decrease in power generation earnings;
•	a $6.1 million, or $0.18 per share, increase in corporate costs;
•	a $4.0 million, or $0.12 per share, decrease in electric utility earnings; and
•	a $1.7 million, or $0.05 per share, decrease in energy marketing and transportation earnings; partially offset by
•	a $2.3 million, or $0.07 per share, increase in oil and gas earnings.

REVIEW OF RECENT ACTIVITY

        David R. Emery, Chairman, President and Chief Executive Officer of Black Hills Corporation, said, “In our November 4, 2005 press release, we issued earnings guidance for the fourth quarter of 2005 and for the full year of 2006, demonstrating the continued confidence we have in our businesses. In addition, we described a number of challenges that affected our third quarter earnings results."

        “Volatility in energy markets persists,” Emery continued, “and the current environment of sustained high natural gas prices has presented issues for us and for the entire industry. For example, we were required to write down the book asset value of one of our non-regulated power plants that became uneconomic in light of long-term forecasted high natural gas prices. Our electric utility performance, too, was affected by higher gas prices. As a corporation, however, we are a net beneficiary of strong natural gas markets. The third quarter of 2005 marked the continued progress of our oil and gas operations. Production, on a Mcf-equivalent basis, increased 13 percent in the third quarter, compared to quarterly results a year earlier, primarily due to the development of our existing lease positions and proved undeveloped reserve base. Combined with stronger prices, earnings from oil and gas increased 85 percent to $5.1 million. Not only do our earnings reflect the rewards of higher prices, the value of our natural gas and oil reserves has increased dramatically this year."

        “Natural gas price volatility also underscores the value of our coal reserves. The best use of our coal reserves is to provide fuel for mine-mouth power generation, and we are excited to be in construction mode again at our energy complex near Gillette, Wyoming. We have committed our 90 megawatt Wygen II as a regulated asset to serve our customers at Cheyenne Light, Fuel & Power. We believe this base-load power facility will add stability and value to meet energy demand for decades to come. We have also begun the permitting process relating to another power plant, Wygen III, at our mine site. In addition, we recently obtained regulatory approval for a base rate increase of approximately $4.8 million at Cheyenne Light, effective January 1, 2006. This increase enables us to maintain a strong reliable system and enhance customer service.”

CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues:
Wholesale Energy Group	$301,081	$222,591	$766,497	$675,519
Retail Services Group	71,837	47,405	211,329	128,819
Corporate	93	163	647	630

	$373,011	$270,159	$978,473	$804,968

Net income (loss) available
for common stock:
Continuing operations -
Wholesale Energy Group	$(18,907)	$13,164	$9,149	$29,455
Retail Services Group	1,761	5,860	10,647	12,708
Corporate	(6,504)	(420)	(10,654)	(2,060)

(Loss) income from
continuing operations	(23,650)	18,604	9,142	40,103
Discontinued operations (a)	(253)	(1,424)	(2,335)	(1,622)

Net income	(23,903)	17,180	6,807	38,481
Less: preferred stock dividends	--	(78)	(159)	(244)

	$(23,903)	$17,102	$6,648	$38,237

Weighted average common shares
outstanding:
Basic -	32,967	32,420	32,660	32,372
Diluted -	32,967	32,913	33,100	32,885
Earnings per share:
Basic -
Continuing operations	$(0.72)	$0.57	$0.27	$1.23
Discontinued operations	(0.01)	(0.04)	(0.07)	(0.05)

Total	$(0.73)	$0.53	$0.20	$1.18

Diluted -
Continuing operations	$(0.72)	$0.56	$0.27	$1.22
Discontinued operations	(0.01)	(0.04)	(0.07)	(0.05)

Total	$(0.73)	$0.52	$0.20	$1.17

(a)

2005 reflects the after-tax results of operations at the Company’s communications business segment and the Pepperell power plant. 2004 includes the results of communications, Pepperell and a coal enhancement plant sold in 2004.

BUSINESS UNIT QUARTERLY PERFORMANCE SUMMARY

Wholesale Energy Group

        Loss from continuing operations from the Wholesale Energy business group for the three-month period ended September 30, 2005 was $(18.9) million, compared to income of $13.2 million in 2004. Business segment results were as follows:

•	Power generation loss from continuing operations was $(24.6) million, compared to income of $7.2 million in 2004. Decreased earnings were the result of a $32.7 million after-tax impairment charge for the Las Vegas I power plant. Results from continuing operations prior to the impairment charge increased $0.9 million due to higher earnings from equity investments, partially offset by higher fuel costs at the Las Vegas I plant, and lower revenues at our Harbor facility resulting from straight-line recognition for revenues derived under its three year tolling agreement.

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•	Energy marketing and transportation loss from continuing operations was $(1.1) million in 2005 compared to income of $0.7 million in 2004. The decrease primarily resulted from lower oil transportation revenues and a $2.5 million pre-tax litigation settlement accrual. Lower oil transportation revenues were the result of suspended shipments during routine, regulatory required pipeline pressure testing and a power outage stemming from the effects of Hurricane Rita. Physical natural gas average daily marketing volumes increased 33 percent to 1.6 million MMbtu (million British thermal units). Results benefited from higher margins from both oil marketing and natural gas marketing.

•	Coal mining income from continuing operations was $1.6 million in 2005 compared to $2.5 million in 2004. Results were impacted by a decrease in tons of coal sold due to an unscheduled outage at our Neil Simpson II power plant and decreased train load out sales. In addition, 2004 earnings benefited from a tax settlement and tax reserve adjustment, which had the net effect of increasing income by $1.0 million.

•	Oil and gas income from continuing operations was $5.1 million compared to $2.8 million in 2004. Higher earnings were primarily the result of a 16 percent increase in natural gas volumes sold and a 3 percent increase in oil volumes sold, at average prices received (net of hedges) that were 37 percent higher for natural gas and 47 percent higher for oil. Operating expense increased 46 percent due primarily to generally higher field service costs experienced industry-wide and the increase in our number of producing wells. On a per Mcf basis, lease operating expense decreased 18 percent due to higher production rates and efficiencies realized in certain of our fields where significant production increases have been achieved. Depletion expense per Mcfe increased 44 percent over the prior year. The increased depletion rate is primarily the result of increased industry demand for drilling services resulting in higher drilling costs and higher estimated future development costs.

        The following tables contain certain Wholesale Energy operating statistics:

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Coal mining:
Tons of coal sold	1,172,360	1,235,400	3,474,050	3,510,100
Oil and gas production:
Mcf equivalent sales	3,522,671	3,112,475	10,431,092	9,132,032
Energy marketing
average daily volumes:
Natural gas physical -MMBtus	1,562,200	1,171,300	1,495,000	1,141,700
Natural gas financial -MMBtus	844,000	578,000	754,300	493,500
Crude oil-barrels	38,400	41,000	36,550	47,400
Crude oil barrels transported	37,620	68,350	37,000	50,800

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Contracted fleet power
plant availability	97.8%	98.9%	98.3%	98.6%

	September 30,	September 30,
	2005	2004
IPP nameplate net capacity, MW	964	964

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Retail Services Group

        Income from continuing operations from the Retail Services business group for the three-month period ended September 30, 2005 was $1.8 million, compared to $5.9 million in 2004. Business segment results were as follows:

•	Net income from the Electric utility business segment for the three months ended September 30, 2005 was $1.9 million, compared to $5.9 million in 2004. The decrease was due to higher fuel and purchased power expense related to an unscheduled outage at our Neil Simpson II power plant, power marketing related legal costs, compensation costs and increased corporate allocations, offset in part by higher revenues and lower interest expense.

•	Net loss from the Electric and gas utility segment for the three months ended September 30, 2005 was $(0.1) million. This utility was acquired on January 21, 2005.

        The following tables provide certain Retail Services operating statistics:

	Three months ended		Nine months ended
Electric Utility (Black Hills Power)	September 30,		September 30,
	2005	2004	2005	2004
Retail sales-MWh	428,948	399,813	1,195,132	1,140,569
Contracted wholesale sales-MWh	145,993	155,991	457,990	455,686
Off-system sales-MWh	198,031	291,551	598,105	677,237

	772,972	847,355	2,251,227	2,273,492

	Three months	Jan. 21, 2005
	ended	to
Electric and Gas Utility	September 30,	September 30,
(Cheyenne Light, Fuel & Power)	2005	2005
Electric sales - MWh	233,737	662,387
Gas sales - Dekatherm (Dth)	412,977	2,760,711
Gas transport - Dth	2,116,970	6,357,934

Corporate

         Corporate losses for the three-month period ended September 30, 2005 increased to $(6.5) million after tax, compared to $(0.4) million for the same period in 2004. The increase was primarily due to the write-off of $8.9 million of certain capitalized project development costs. These costs were partially offset by allocating increased compensation and debt retirement costs down to the subsidiary level.

EARNINGS CONFERENCE CALL

        The Company will conduct a conference call on Thursday, November 10, 2005 beginning at 11:00 a.m. Eastern Time to discuss recent financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (800) 762-6067. When prompted, indicate that you wish to participate in the “Black Hills Quarterly Earnings Conference Call.” A replay of the conference call will be available through November 17, 2005 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 802168.

ABOUT BLACK HILLS CORPORATION

        Black Hills Corporation is a diversified energy company. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. More information is available at our Internet web site: www.blackhillscorp.com.

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Items 1 and 2 of our 2004 Annual Report on Form 10-K and in Item 2 of Part I of our quarterly reports on Form 10-Q filed with the SEC, and the following:

•	The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;
•	The volumes of our production from oil and gas development properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;
•	Numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs;
•	The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;
•	The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment exist;
•	Our ability to successfully integrate CLF&P into our operations;
•	Unfavorable rulings in the periodic applications to recover costs for fuel and purchased power;
•	Changes in business and financial reporting practices arising from the repeal of the Public Utilities Holding Company Act of 1935 and other provisions of the recently enacted Energy Policy Act of 2005.
•	Our ability to remedy any deficiencies that may be identified in the periodic review of our internal controls;
•	The timing and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;
•	The timing and extent of scheduled and unscheduled outages of power generation facilities;
•	General economic and political conditions, including tax rates or policies and inflation rates;
•	Our use of derivative financial instruments to hedge commodity, currency exchange rate and interest rate risks;
•	The creditworthiness of counterparties to trading and other transactions, and defaults on amounts due from counterparties;
•	The amount of collateral required to be posted from time to time in our transactions;
•	Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;
•	Changes in state laws or regulations that could cause us to curtail our independent power production;
•	Weather and other natural phenomena;
•	Industry and market changes, including the impact of consolidations and changes in competition;
•	The effect of accounting policies issued periodically by accounting standard-setting bodies;
•	The cost and effects on our business, including insurance, resulting from terrorist actions and natural disasters or responses to such actions and events;
•	Capital market conditions, which may affect our ability to raise capital on favorable terms;
•	Price risk due to marketable securities held as investments in benefit plans;
•	Obtaining adequate cost recovery for our retail operations through regulatory proceedings; and
•	Other factors discussed from time to time in our other filings with the SEC.

        New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

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